Exhibit 99.1

THOMSON REUTERS STREET EVENTS

EDITED TRANSCRIPT

ERII - Energy Recovery Inc. Signs 15-Year License With

Schlumberger to Provide Exclusive Rights to Its VorTeqTM

Hydraulic Fracturing Technology

EVENT DATE/TIME: OCTOBER 20, 2015 / 12:30PM GMT

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

OCTOBER 20, 2015 / 12:30PM GMT, ERII - Energy Recovery Inc. Signs 15-Year License With Schlumberger to Provide Exclusive Rights to Its VorTeqTM  Hydraulic Fracturing Technology

PRESENTATION

Editor

Operator - Good day, ladies and gentlemen. And welcome to the Energy Recovery announcement conference call. At this time, all participants are in a listen-only mode. Later, we’ll facilitate a question and answer discussion. During this time, you may press start one and press the pound key. If at any time during the call you require assistance, you may key start zero and a coordinator will be happy to assist you.

And now, I’d like to turn the conference over to Mr. Chris Gannon, Chief Financial Officer. You may begin.

Chris Gannon Thank you, and good morning everyone. I am pleased to welcome you to Energy Recovery’s Conference Call to discuss the VorTeq licensing agreement with Schlumberger, which was announced in a press release yesterday evening. The press release is available on Energy Recovery's website at www.energyrecovery.com.

To begin, some of our comments and responses to questions may contain forward-looking statements including, but not limited to, statements about future performance under the Schlumberger agreement, achievement of key milestones, and future revenue streams, value creation, projections as to the return to profitability, and product development.

Such forward-looking statements are based on current expectations about future events, and are subject to the safe harbor provisions of the U.S. Private Securities Legation Reform Act. Forward-looking statements are not guarantees of future performance, and are subject to certain risks, uncertainties, and other factors that could cause actual results to different materially from those discussed.

A detailed discussion of these factors and uncertainties is contained in the reports that the Company files with the U.S. Securities and Exchange Commission.

The Company assumes no obligation to update any forward-looking statements during this call, except as required by law. With these formalities our of the way, I would like to turn a call over the Energy Recovery’s President and Chief Executive Officer, Mr. Joel Gay.

Joel Gay - Thanks, Chris. Good morning and thank you for joining us on today’s call. This is a very exciting time for Energy Recovery, especially for those investors who have stayed the course, and ultimately, a significant milestone in the evolution of our Company.

As you know, yesterday afternoon, we announced the 15-year license agreement with Schlumberger to provide exclusive rights to our VorTeq hydraulic pumping system for use on onshore fracking operations globally.

The first ever hydraulic fracturing manifold built to isolate hydraulic fracturing pumps from abrasive proppants that cause pump failure. The agreement includes $125 million in upfront payments, paid in stages, plus future royalty income over the life of the deal, which we estimate that the incremental annual royalty, could range from two to four times the annual revenue associated with Energy Recovery’s existing desalination business.

To put this deal into perspective, steady state revenues for the desalination business are in the 40 million to 50 million range, and our market cap was around 130 million.

This is a transformative transaction for Energy Recovery that validates our strategic vision to broaden and diversify our portfolio, and underscores a success of our reloaded strategy that I announced earlier this year with a bias towards execution and demonstrating results.

Indeed, not only does this transaction bring our goal of a return to profitability into sharp focus, but more importantly it once again demonstrates the explosive potential of the Pressure Exchanger and its many derivatives.

For those on the call not familiar with the VorTeq, it is a revolutionary application of Energy Recovery’s proven pressure technology—Pressure Exchanger technology—to the challenges of hydraulic fracturing, to address the major pain point of pump failure, a common occurrence that causes unnecessary downtime and lower efficiencies.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

OCTOBER 20, 2015 / 12:30PM GMT, ERII - Energy Recovery Inc. Signs 15-Year License With Schlumberger to Provide Exclusive Rights to Its VorTeqTM  Hydraulic Fracturing Technology

It is a hydraulic pumping system that replaces the manifolds, or missiles, traditionally used in hydraulic fracturing. In current operations, the missile routes water, proppants, and chemicals down hole at treating pressures up to 15,000 psi, resulting in frequent failures and expenses associated with maintaining and replacing high-pressure hydraulic fracturing pumps.

With the VorTeq system, the hydraulic fracturing pumps will pressurize clean water to the desired treating pressure, and transfer the hydraulic energy from clean water to the low-pressure fracturing fluid. This fluid-to-fluid exchange occurs within the VorTeq missile, more specifically, within the several Pressure Exchangers on the VorTeq itself.

Regarding the VorTeq Pressure Exchanger—with the single moving part made of tungsten carbide, one of the most abrasion-resistant materials on the planet, it is engineered to withstand tremendous pressure in harsh conditions, and transfer up to 95 percent of the hydraulic energy from one fluid to the next.

We believe the VorTeq represents a paradigm shift for Schlumberger as a leader in the hydraulic fracturing industry as it significantly reduces capital cost, maintenance, and operations to improve pump performance and the reduction of redundant equipment.

The current depressed energy market traditions did not impact our decisions to sign an agreement, nor do we expect it to significantly impact VorTeq opportunities with Schlumberger. In fact, we find the value proposition to be equally compelling in a bear market, as it is as a bull market where the user can optimize cost structure to maintain margin integrity, expand margins or compress price in a manner to increase market share.

As you are probably aware, the current environment for energy companies is challenging, with lower oil prices pressuring margins and accelerating the need to reduce cost while at the same time delivering results. The application of the VorTeq technology will help Schlumberger achieve this end, and we believe it to be one of the most disruptive products ever developed by Energy Recovery.

As disclosed and previously characterized as the third order of value creation, we believe the VorTeq could further and significantly impact the hydraulic fracturing ecosystem by providing the opportunity or the option to reconfigure hydraulic fracturing fleets by swapping out existing equipment with more efficient pumping solutions that could increase pump life expectancy by an order of magnitude.

This pump life expectancy increase, combined with a several other cost benefits associated with the VorTeq, could materially drive down the cost per barrel to frac a well.

While excited by the development progress of the VorTeq and signing the deal with Schlumberger, we remained sharply focused on fully commercializing and customizing the designs for seamless integration in Schlumberger’s best-in-class operations, thereby realizing the full potential of this disruptive technology. We are encouraged by our field trials with our test partner Liberty Oilfield Services, and have not encountered any challenges that would temper our confidence in its viability as our next breakthrough product.

Although it’s still a long road ahead, our team is excited and ready to execute against the challenge.

We were diligent and patient in evaluating all potential partners for this product, and found the perfect strategic fit with Schlumberger.

This landmark partnership will commercialize the VorTeq technology with the world’s leading supplier of technology integrated project management, and information solutions to customers in the oil and gas industry globally. We are similarly an innovative energy-and technology-centered Company, driven by our unrivalled expertise in industrial fluid flows. We view this partnership as highly synergistic and the best fit for our Company and its shareholders.

In terms of licensing agreement criteria, this deal aligns perfectly with our growth plan and answers the Energy Recovery value proposition, and delivers strong financial returns that allow us to reinvest in our business and bolster our robust pipeline of future products.

Schlumberger was the ideal partner for this, given its proven track record of innovation, strong management team, and rapid deployment of nascent technologies. With Schlumberger’s expertise combined with our technology, we believe the VorTeq will become the standard for hydraulic fracturing operations worldwide.

While the agreement was recently executed, we do have a couple of milestones that will further the commercialization of the technology and allow for production-level deployment within Schlumberger’s operations.

Activities around these milestones center on, again, seamless integration in the Schlumberger best-in-class operating protocols.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

OCTOBER 20, 2015 / 12:30PM GMT, ERII - Energy Recovery Inc. Signs 15-Year License With Schlumberger to Provide Exclusive Rights to Its VorTeqTM  Hydraulic Fracturing Technology

I will now take a moment to discuss the financial aspects of the agreement. Under the terms of the agreement, Schlumberger will pay a 75 million exclusivity fee immediately and another 50 million upon Energy Recovery meeting the two commercial milestones previously described.

We believe that there is a high probability that we can achieve these milestones and collect the 50 million in 2016, but will, as we have throughout the development of this product, stay the course and not succumb to explosive deadlines, and only proceed, therefore, to the next phase of development when the full operating envelope has been defined and vetted.

As for the annual royalties throughout the term of the agreement, we expect incremental revenue generation to be at least two to four times the existing desalination business, which has steady-state revenues of 40 million to 50 million.

While still too early to provide an anticipated timeline of realizing royalty revenues, our expectation is that we will not start receiving royalty revenues until 2017.

In terms of the key benefits of the transaction, it affords Energy Recovery access to additional non-dilutive, non-debt capital to invest in R & D and bolster our pipeline of future products.

Innovation and technology is in our DNA, and is the cornerstone of our success. Our significant investment in R & D over the past four years has incubated a robust pipeline of new products which are yet to be harvested.

In the first half of 2015, we spent more than 20 percent of sales on R &D, and upwards of 30 percent of sales in 2014. The cash payment generated from this agreement will further enhance an already robust R & D product development pipeline, replete with concepts and applications that have the opportunity to come to fruition, and continue our track record of developing disruptive, game-changing products across the oil and gas, water and chemical industries.

We are in the unique and enviable position of having a pristine balance sheet, with no debt, and significant net cash. This transaction ensures that we can deploy capital towards the funding and development of additional technologies with significant revenue opportunities.

As always, we will deploy capital to opportunities with the highest risk-adjusted returns in pursuit of further delivering quantifying meaningful results as we seek to drive long-term value for our shareholders.

The VorTeq demonstrates the ubiquitous nature of the Pressure Exchanger and how our proven technologies adapt to other large addressable markets including the oil and gas, and petrochemical industries.

We have already developed one application for this disruptive technology, sea water reverse osmosis desalination, and in doing so, have maintained the most dominant market share of all market participants across the entire value chain.

The development and introduction of the VorTeq represents not only a near-term opportunity in hydraulic fracturing, but an expansion of the utility of the PX to that of a pump versus solely an energy recovery device.

This point deserves further explanation. Prior to the VorTeq, we only considered potential applications and market opportunities where the Pressure Exchanger could be used to recycle hydraulic energy that would otherwise be wasted. Now, having redefined technical envelope of this product, the total addressable market for the technology includes the many high-pressure applications where pumps are being compromised in hostile processing environments.

In fact, we can now develop a product that will, like the VorTeq, significantly alleviate OPEX and CAPEX constraints for the end user, and preserve and/or eliminate required pumping capacity.

Our product development roadmap currently includes several such opportunities. And this landmark transaction with Schlumberger will facilitate the various R & D efforts severally. Looking ahead, we will continue to leverage our expertise in pressurized fluid flows and material science. Our technologies can be solutions adapted to the oil and gas, water, and chemical industries. However, this agreement does not signal a shift away from the desalination market.

We remain confident in the fundamentals of that market, and are excited by the compelling short-term and long-term opportunities, in particular, the continued rebound experienced this year and expected to persist in 2016.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

OCTOBER 20, 2015 / 12:30PM GMT, ERII - Energy Recovery Inc. Signs 15-Year License With Schlumberger to Provide Exclusive Rights to Its VorTeqTM  Hydraulic Fracturing Technology

Because the oil and gas sector also works with pressurized fluids, it is a logical industry for Energy Recovery in which to compete. And as evidenced by this agreement, we can play offense in that market across the cycle spectrum.

We have already developed solutions for gas processing in pipelines, and plan to continue innovating new solutions for the industry.

In closing today, we step into a bright, very bright future for Company. We will continue to execute against our strategy of converting wasted pressure energy into a usable asset, and preserving if not eliminating pumps subject to a hostile processing environment across all applicable industries with the singular goal of delivering enhanced returns to our shareholders. I am ever more excited to leave this Company alongside management in the board and look forward to updating shareholders on our progress.

With that, we will now open the call for questions.

Operator (Operator Instructions) - Your first question will come from the line of Laurence Alexander. You may begin.

Jeff Farmer - Hi, this is Jeff on for Laurence. After signing this deal, presumably, it gives you the financial flexibility to invest in the other markets. But in the near term, is Energy Recovery built to invest in those markets, or the focus shift mostly to the VorTeq and its milestones?

Joel Gay - Yes. I don’t think the two objectives are mutually exclusive, Jeff. We are staffed to execute against the many R & D projects within our product development pipeline, and clearly, our emerging commercial priority will be supporting the VorTeq in its early phases of deployment with Schlumberger. So again, they’re not mutually exclusive.

Clearly, we have the financial wherewithal, and I think we’ve always had the technological wherewithal to execute on multiple fronts, and that’s precisely what we’re going to do.

Jeff Farmer - And then if you could, can you elaborate a little bit more on the milestones? What does that entail for the rest of 2015 and 2016? What do you have to achieve?

Joel Gay - Yes. Look, we’re not going to prescribe the actual activities or KPIs on those milestones. There are certain aspects of confidentiality in this agreement that we will respect. What I can tell you is that those milestones are centered on ensuring that we can seamlessly integrate the VorTeq within Schlumberger’s operations. As you may be aware, we’re now about 7, 7.5 months in the field trials with Liberty Oilfield Services. And the aforementioned milestones will be an expansion of those field trials. But to be clear, we are very confident that we can achieve the respective KPIs against those milestones, and monetize that opportunity in the very near future.

Jeff Farmer - Thanks very much.

Joel Gay – You’re welcome.

Operator - Your next audio question will come from the line of Jim Crandall. You may begin.

Jim Crandall - Good morning. Sounds like a very exciting story, guys. My question is, how do you see Schlumberger…how quickly do you see Schlumberger rolling this out?

Joel Gay - Yes. One of the things we’re not going to speak to you is the rate of adaption or the adaption curve, if you will. Like I said in my earlier or my prepared comments, we don’t expect annual royalty income to manifest until 2017. So any sort of adaption that you would forecast would begin in 2017. The rate at which they adapt from 2017 forward is a factor of a number of things. But what I can say is, both sides are very enthusiastic about the value proposition and the benefits of the product. Therefore, assuming all goes as planned, there will be a natural economy of incentives on both sides of the table to deploy the technology as quickly as possible.

Jim Crandall - And you would receive the royalty payments when? I mean, you said 2017, but when in relation to when the job is actually done?

Joel Gay – It’s an annual royalty, paid monthly.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

OCTOBER 20, 2015 / 12:30PM GMT, ERII - Energy Recovery Inc. Signs 15-Year License With Schlumberger to Provide Exclusive Rights to Its VorTeqTM  Hydraulic Fracturing Technology

Jim Crandall - Okay. And you work for Liberty Oilfield Services—that’s a division of Trican, is that right?

Joel Gay - No. We don’t—

(Crosstalk)

Jim Crandall – I’m sorry.

Joel Gay - Yes. No, we don’t work for Liberty Oilfield Services. Liberty Oilfield Services was our earliest adopter. They were our field trial partner that has been putting our prototype missile through the paces the last seven months or so. So that’s the relationship with Liberty.

On a go-forward basis, by virtue of this exclusive agreement with Schlumberger, there will only be two users of the VorTeq technology, namely, Schlumberger and Liberty Oilfield Services.

Jim Crandall - Okay. And is there a type of frac job that this is ideally suited for, that Schlumberger will want to, let’s just say, initially test on, or is it applicable for all land globally?

Joel Gay – I’m not going to speculate or speak on Schlumberger’s behalf with respect to what sort of well they would want to deploy the unit to, what sort of frac chemistry. Rather, I’ll address that question as follows: our Gen 1 VorTeq as a technical envelope is as follows: up to 10 KSI treating pressure, 80 barrels a minute, and slickwater only, which is up to 2 PPA and viscosity of 2 centipoid.

Our Gen 2 VorTeq, which we will be unveiling in the fourth quarter, is capable of treating pressures up to 15 ksi, 110 barrels per minute, and it is frac chemistry agnostic, which is to say, it can do slickwater, linear gels, crosslinks, hybrids, fibers, et cetera.

Jim Crandall - Just my last comment, and maybe you can respond to it—it seems noteworthy to say the least, that a company like Schlumberger would pay such a big upfront payment for a technology that hasn’t been proven in the field which—it’s a positive commentary, really—and that they—for Schlumberger to pay you this kind of fee, and they must have seen a lot that they have liked here. What do you think it was that ultimately that convinced Schlumberger to pay this kind of a fee and to invest in your Company?

Joel Gay - Well, to be clear, from a technical standpoint, they did not invest in our Company. The 75 million in an upfront fee for exclusivity, and then the subsequent 50 million milestones are incentives towards the path of commercialization as we begin to start generating annual royalty income.

Now, I’m not going to speculate as to the incentives, psychologically, as to Schlumberger, and why they chose to partner with us. Rather, what I can say is, we stand by our technology, we recognize that while we are not fully commercialized yet, the promise of this offering has truly disrupted capabilities and implications. And Schlumberger is the foremost expert in energy and oil and gas when it comes to innovation. So it is no surprise whatsoever that they chose to partner with us.

Jim Crandall - Okay, good. Thank you very much.

Joel Gay - Thank you.

Operator - Your next question will come from the line of Brad Anderson. You may begin.

Brad Anderson- Wow, gentlemen. Congratulations. Just a quick question on what you just said about the royalty. You’ll be paid monthly—is it based on a per usage? Or how is the royalty—what’s the mechanism for calculating the royalty?

Joel Gay- Yes, sure. It’s based on the number of VorTeq units deployed, okay, or VorTeq units in service. So there’s an annual royalty per unit put into service.

Brad Anderson- Okay. And in terms of manufacturing constraints, I guess this is going to be royalty, so Schlumberger will find someone to handle all the manufacturing, right? You're not going to be manufacturing per se?

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

OCTOBER 20, 2015 / 12:30PM GMT, ERII - Energy Recovery Inc. Signs 15-Year License With Schlumberger to Provide Exclusive Rights to Its VorTeqTM  Hydraulic Fracturing Technology

Joel Gay – That’s a great question. So let’s talk about the actual license and the rights afforded in that license. It’s an exclusive license to use the VorTeq system, as well as an exclusive license to manufacture the VorTeq missile, okay. So Schlumberger will be manufacturing the missile, Energy Recovery will be manufacturing and servicing the cartridges. So as compared to our previous analysis and operational model where we were going to take this product to market and lease it to the various end users, this is quite a different model as I’m sure you can ascertain, it’s very capitalized, which we love from a return-on-investment capital standpoint. And of course, we look forward to some very handsome margins, from the licensing agreement.

Brad Anderson - Good. Okay. So then when you talked about, I think the 2 to 4x your current revenue, that’s including your revenue from the cartridges and the royalty combined. Would get you to that level of revenue, right?

Joel Gay - Yes. It’s one royalty—okay, so it’s a lump sum royalty that includes the provision of the cartridges as well as the servicing of the cartridges.

Brad Anderson - Okay, but there will be some cost of goods obviously associated with the royalty, right?

Joel Gay - Yes, there will. Yes, that’s right. So the cost of goods will the be the depreciable expense associated with the cartridges, as well as the logistics and servicing cost associated with servicing and maintaining those cartridges.

Brad Anderson - Okay. And then—congratulations, I mean for a relatively, very small Company compared to Schlumberger, and getting this technology monetized here.

I guess the last concern I have is, we’ve seen over the last 30 years in oilfield services, all the great innovations. It’s very difficult to truly protect the monetization of the IP over time. In other words, patent protection is hard. Usually, you have a short window for getting paid before the industry adapts it, and there’s obviously other players in the pressure pump business that did not do this. And I worry that they’re going to have the technology without paying you in some shorter number of years.

Talk to me about your ability to protect that and is this going to necessitate a rise in the G&A budget for litigation? And I don’t want to get ahead of myself. Just help me give confidence that this little Company here can defend this great technology.

Joel Gay – It’s a great concern, and oddly enough, not one that we’re too concerned about. And I’ll tell you why. Let’s start with the blocking and tackling around IP protection. We have upwards of, I believe, 40 patent applications on this technology. The vast majority of which we consider to be prohibitive, or blocking, if you will. Now, if you understand the VorTeq, you can appreciate that it is a derivative of the Pressure Exchanger, which is the isobaric device that allowed us to otherwise ransack the global desalination industry. And when I say that, I mean achieve a very commanding market share.

That product, I would say fortunately for us, has no true competition in terms of other products that offer similar efficiencies, similar reliability profile and the like. And it is a further note that there have been attempts to copy the Pressure Exchanger, obviously, outside of the context of what’s allowable in IP, and that’s been going on for a number of years. However, they have been woefully unsuccessful in copying that product. And that has everything to do with our trade secret.

And so when you think about the desalination product, which has been in existence for almost 20 years now, and it has not yet been copied, or pilfered, and then you think about the VorTeq, the VorTeq is an expansion of that base technology. The technical envelope was expanded by an order of magnitude. That’s actually greater than an order of magnitude. And here’s what I mean by that.

The operating pressure for our desalination Pressure Exchanger is around 1,200 psi, our VorTeq operates up to 15,000 psi. The sea water Pressure Exchanger can only process single-phase fluids. The VorTeq can process highly viscous, multi-phase fluids. So we’re very comfortable from a technical standpoint in terms of patent prosecution, and we’re ever more confident in our trade secrets and the very high hurdle that anyone would have to overcome to even begin copying this technology. So we’re very comfortable there. It was a long-winded response, but I wanted to give it its due.

Brad Anderson - I appreciate it. And thanks for taking all the time to answer these questions. The last one I have is, can you help me put a ballpark around the cost of goods that will be associated with this as a percentage of revenue?

Joel Gay - Sure. We expect gross profitability to be as good, if not better than, our desalination product.

Brad Anderson - On the gross line?

Joel Gay - Yes.

Brad Anderson - And then you’ve already been doing the R&D, I would presume.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

OCTOBER 20, 2015 / 12:30PM GMT, ERII - Energy Recovery Inc. Signs 15-Year License With Schlumberger to Provide Exclusive Rights to Its VorTeqTM  Hydraulic Fracturing Technology

Joel Gay - Yes.

Brad Anderson - Okay, okay, okay. Well thank you for your time today. I appreciate it.

Joel Gay - Thank you for the questions. Very insightful.

Operator - Your next question will come from the line of Jeff Parks. You may begin.

Jeff Parks - Hi guys. Just in terms of your royalty, 40 million to 50 million bucks, you said you’re going to do two to four times that, so 80 million to 200 million bucks. Now is that a royalty on the 80 million to 200 million, or is that 80 million to 200 million the royalty?

Joel Gay - So the way you want to think about it is, our base business generate 40 million to 50 million. We anticipate that over time, over the life of the agreement, the incremental royalty income generated through this agreement will equal anywhere from 2 to 4 times that base business, right, so that’s incremental. So the sum total of all royalties associated with the agreement could at least equal 2 to 4x our base.

Jeff Parks - So that will be somewhere in between 80 million and 200 million, and then—

Joel Gay - On an annual basis, of course.

Jeff Parks - On an annual basis, so 80 million to 200 million on an annual basis? Or am I getting this wrong?

Joel Gay - Yes, that’s exactly right—2 to 4x from an annual basis.

Jeff Parks - So 80 million to 200 million on an annual basis.

Joel Gay – That’s correct.

Jeff Parks - And that’s going to be what? That’s going to be 100 percrent gross margin, correct? Is it royalty?

Joel Gay - No. No, no, no. So here’s how you want to think about it. The 75 million exclusivity fee is going to be recognized as 100 percent gross margin. The two 25-million milestones that we expect to take receipt of next year will be recognized at 100 percent gross margin. The future annual royalties that we were just discussing, this 2 to 4x, the base desalination business, you can expect gross margins equal to or greater than our existing desalination business, specifically the Pressure Exchanger line.

So the PX, or the Pressure Exchanger gross margins, range anywhere from 62 percent to 68 percent.

Jeff Parks – 62 percent to 68 percent, or would be greater than the 62 percent to 68 percent? Is it somewhere like equal of that, or greater, correct?

Joel Gay – Let’s just say at least.

Jeff Parks - Okay. And then the only difference between that and 100 percent is that you guys have these cartridges that you have to service?

Joel Gay – That’s correct. We have to manufacture the cartridges, and that there is a servicing requirement as the cartridges are put through the paces at the well end.

Jeff Parks - Okay. That’s it for me. Thanks, guys.

Joel Gay - Thank you.

Operator - Next question will come from the line of Brian Omer. You may begin.

Brian Omer - Hey, good morning.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

OCTOBER 20, 2015 / 12:30PM GMT, ERII - Energy Recovery Inc. Signs 15-Year License With Schlumberger to Provide Exclusive Rights to Its VorTeqTM  Hydraulic Fracturing Technology

Joel Gay - Good morning.

Brian Omer - I had a quick question that involves the pump process and the value proposition to your customer. I fully understand this pumping freshwater instead of chemical and sand, et cetera. But I’m trying to understand—will they have to have different types of pumps? Will this work with (inaudible) with triplex or quintuplex, either, any horsepower rating, or range, or will they have to incur some capital to upsize their pumps or change the type of pumps that are working with your system— number one.

And then the second question is more related to, will those pumps be able to generate the same flow rates? It seems like the value proposition is reducing the number of pumps on site. Will they be able to hit flow rates when pressures are required in a frac job by using your system and actually eliminate these pumps from service?

Joel Gay - Yes, okay. Great questions. I’ll take the first one. So with respect to the degree of integration or change management that a service provider would have to go through to use the VorTeq, I will not speak on Schlumberger’s behalf or speculate as to their capital budgeting plans. What I can tell you is that in our field trials with Liberty Oilfield Services, it has been a plug-and-play solution. So the VorTeq does not require special pumps. The VorTeq can work with any pump, be it a centrifugal pump, be it a positive displacement pump, or some variation thereof.

So it is not our expectation that any service provider, and in this case Schlumberger and Liberty, would have to incur additional capital expenditures to utilize the offering. As it were, is precisely the opposite. The VorTeq allows you to contemplate pumping solutions that you otherwise could not.

If you have the opportunity to listen to some of the previous earnings releases that we’ve had, where we’ve discussed the orders of value creation on the VorTeq, there’s what we refer to as the third order of value creation, which is the opportunity to dramatically reduce the number of pumps at the well head. And the way you do that—we’ve been developing this model internally—but the way you do that is that you migrate from 15 to 20 of these PD plunger pumps—triplex, quints, doesn’t really matter—down to 3 to 4 very large centrifugal pumps—let’s say barrel diffusers, the same sort of pumps you’d find on a multi-generational offshore rig. And with that, you’re, in essence, arbitraging the life expectancy.

As you know, the PD pumps today don’t last all that long. The centrifugal pumps last a lot longer, however, they can only process single-phase solutions, namely water. So the VorTeq allows for a lot of flexibility in terms of the configurations that a service provider would use. But one thing I won’t do on this call is speculate on Schlumberger’s behalf as to what they envision doing with their spreads.

Brian Omer - No, you answered that perfectly. It was exactly what I was looking for. And I guess the follow-on to that is, with their exclusive, I guess, still have the ability to plug-and-play what they want into that system to pass the value on to their customers. That’s very helpful. Thank you very much for that. That’s all I had.

Joel Gay - Thank you.

Operator - Your next question will come from the line of Laurence Alexander. You may begin.

Laurence Alexander - Good morning. I just wanted to return to the question about the ongoing income that you’ll be generating. And can you speak a little bit in terms of visibility? Is there any metrics either a backlog metric, a percentage of the market penetrated, is there anything that Schlumberger will be comfortable that you provide? Because the ratings that you’re giving will imply a great deal of either quarter-over-quarter or year-over-year volatility for your revenue stream, without necessarily being the incremental layer—without signaling an incremental layer of growth.

So can you help, just to sort of frame at least what the current expectations are for what you can disclose, to help people navigate that?

Joel Gay - Yes, I mean obviously, Laurence, nice to talk to you. We’re not going to disclose the rate at which Schlumberger could adopt this technology. That 2 to 4 times base revenue of incremental royalty income, that’s what I expect to be the steady-state generation over the life of this agreement.

At the onset, I said that I do not expect revenues until 2017, but again, we are very bullish on the offering, and if we satisfy the KPI, as articulated in this agreement, the value proposition is rather strong, there is a natural economy of incentives for both sides to do what needs to be done, to achieve a high rate of adoption.

And in terms of the volatility, Laurence, I would disagree respectfully with you. I think there would be a very predictable and gradual ramp-up of royalty income. It is our expectation that once the product is adopted, Schlumberger will benefit, their cost structure will benefit, and they’ll want to continue reaping those benefits, therefore, renewing the royalty on an annual basis, if you will. So I’m sure I didn’t answer your question as well as you would have liked, Laurence, but we have to respect certain aspects of confidentiality when it comes to this agreement.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

OCTOBER 20, 2015 / 12:30PM GMT, ERII - Energy Recovery Inc. Signs 15-Year License With Schlumberger to Provide Exclusive Rights to Its VorTeqTM  Hydraulic Fracturing Technology

Laurence Alexander - And then if I can just try one other angle on that, is, is there a step function in terms of penetration where if you get to a certain share, the incremental royalty slices off or diminishes in terms of a per unit as an incentive for Schlumberger?

Joel Gay - No, no. There is a tiered royalty scheme—okay, there are basically two tiers of the royalty. The lower tier is very close to the previously projected annual lease amount of around 1.6 million, and then there is an upper tier based on the satisfaction of certain performance criteria by us. I’m not going to disclose that upper tier because it’s not quantifiably meaningful at this point, and it would be highly speculative.

So no, basically, the only change to the annual royalty is that it’s inflation-adjusted throughout the term of the agreement.

Laurence Alexander - Perfect. Okay. Thank you. That’s exactly what I needed. Thanks.

Operator - Your next question will come from the line of Kenneth Perchberg. You may begin.

Kenneth Perchberg - Congratulations, Joel. Good job.

Joel Gay - Thanks, Ken.

Kenneth Perchberg - Do you have the right to using the VorTeq in other verticals outside of the shale and gas industry?

Joel Gay - Yes, absolutely. This agreement is exclusive to onshore fraccing globally. That’s it. So when I talk about our product development pipeline and that roadmap, we are incubating a number of concepts that deploy the Pressure Exchanger as a pump. And we’re very excited about taking those efforts through our stage gate development process originally implemented by Alex Buehler, our Director. But we look forward to taking those products through that process, and as and when they are prepared for commercialization, we will be announcing that accordingly.

Kenneth Perchberg - Thank you very much.

Operator - Your next question will come from the line of James West. You may begin.

James West - Thanks for taking my question. I was curious if you could quantify in your field trials with Liberty just how much non-productive time you saved, or how many additional stages per day Liberty was able to complete, any quantifiable metrics?

Joel Gay - Yes, look, I’ve been very consistent. I’m not going to disclose or prescribe our progress or results in the field trials. We have also an agreement with Liberty, and we're going to respect their confidentiality. What I can tell you is that the field trials have progressed exactly as we thought they would. So the field trials are what we thought they were. And things have gone well. And obviously, as evidenced by this agreement, there is a fair amount of interest and confidence in the potential of this offering.

James West - Okay. Thank you.

Joel Gay - Yes.

Operator - And your next question will come from the line of (inaudible). You may begin.

Unidentified Participant - Hello. I have two questions. The first one, I want to clarify some language that you used a few moments ago when we were talking about the annual royalty. You said, the annual royalty was based on the number of VorTeqs in service or did you say put in service? And so my question is, is the royalty annually based on the total number in service or just the new ones put in service?

Joel Gay – It’s an annual royalty on any VorTeq in service.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

OCTOBER 20, 2015 / 12:30PM GMT, ERII - Energy Recovery Inc. Signs 15-Year License With Schlumberger to Provide Exclusive Rights to Its VorTeqTM  Hydraulic Fracturing Technology

Unidentified Participant - And my second question is, why did you choose to have Schlumberger manufacture the missile, and why did you choose to manufacture and service the cartridge? Was there any thought of you doing both?

Joel Gay - Actually there was. If you look at some of the communication that we did around this product in previous conference calls and the like, our intension was always to take this to market ourselves, and develop our own distribution channel.

And when you do so, you take on various risk profiles, not the least of which is capital risk, and then more importantly, the risk of execution. And so when we thought about how to best structure this agreement with Liberty, we took a large dose or a large slice of humble pie and evaluated, okay, what are we good at? What are our core competencies? And our core competencies are as follows: advanced fluid dynamics or hydraulics, and number two, material science. Neither of those have anything to do with logistics and servicing and the oil patch. Now, certain members of management, myself included, have that midstream experience, but the organization at large does not.

And so it was very synergistic and natural for us to retain those aspects of the value chain that's centered on our core competencies, namely the manufacturing and servicing of the cartridge and to discharge those aspects of the value chain that’s centered on Schlumberger’s expertise which is frankly, everything in oil and gas.

And so yes, and obviously, we love the lack of capital intensity, and the ability to choose our return on invested capital by de-risking that component of the value chain.

Unidentified Participant - Thank you very much.

Joel Gay - Thank you.

Operator - We have no further questions in the queue at this time. I’d like to turn the call back over to Mr. Joel Gay for your closing remarks.

Joel Gay - I have no closing remarks other than we’re quite excited, and would like to once again thank our shareholders, in particular those who have stayed the course. Today is a very, very exciting day, and dare I say, a bad one for the shorts. So we’ll talk to you in a few week’s time.

Thank you.

Operator - And ladies and gentlemen, this concludes your presentation. You may now disconnect. Enjoy your day.

Disclaimer

Thomson Reuters reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies' most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY'S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY'S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY'S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2015 Thomson Reuters. All Rights Reserved.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.